UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2014

Morgans Hotel Group Co.

(Exact name of registrant as specified in its charter)

Delaware	001-33738	16-1736884
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Tenth Avenue New York, NY		10018
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 277-4100

Not applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Hudson/Delano 2014 Mortgage Loan

On February 6, 2014, subsidiaries of Morgans Hotel Group Co. (the “Company”) entered into a new mortgage financing with Citigroup Global Markets Realty Corp. and Bank of America, N.A., as lenders, consisting of nonrecourse mortgage and mezzanine loans in the aggregate principal amount of $450 million, secured by mortgages encumbering Delano South Beach and Hudson and pledges of equity interests in certain subsidiaries of the Company, that was fully funded at closing (collectively, the “Hudson/Delano 2014 Mortgage Loan”).

The Hudson/Delano 2014 Mortgage Loan bears interest at a reserve adjusted blended rate of 30-day LIBOR plus 565 basis points. The Company will maintain an interest rate cap for the amount of the Hudson/Delano 2014 Mortgage Loan that will cap the LIBOR rate on the debt under the Hudson/Delano 2014 Mortgage Loan at approximately 1.75% through the initial maturity date.

The Hudson/Delano 2014 Mortgage Loan matures on February 9, 2016. The Company has three, one-year extension options that will permit the Company to extend the maturity date of the Hudson/Delano 2014 Mortgage Loan to February 9, 2019, if certain conditions are satisfied at the respective extension dates, including delivery by the borrowers of a business plan and budget for the extension term reasonably satisfactory to the lenders and achievement by the Company of a specified debt yield. The second and third extensions would also require the payment of an extension fee in an amount equal to 0.25% of the then outstanding principal amount under the Hudson/Delano 2014 Mortgage Loan. A minimum unencumbered assets requirement may also be required if certain other indebtedness (as same may be extended, refinanced or replaced) becomes due during the extension term. The Company may prepay the Hudson/Delano 2014 Mortgage Loan in an amount necessary to achieve the specified debt yield.

The Hudson/Delano 2014 Mortgage Loan may be prepaid at any time, in whole or in part, subject to payment of a prepayment premium for any prepayment prior to August 9, 2015. There is no prepayment premium after August 9, 2015.

The Hudson/Delano 2014 Mortgage Loan is assumable under certain conditions, and provides that either one of the encumbered hotels may be sold, subject to prepayment of the Hudson/Delano 2014 Mortgage Loan at a specified release price and satisfaction of certain other conditions.

The Hudson/Delano 2014 Mortgage Loan contains restrictions on the ability of the borrowers to incur additional debt or liens on their assets and on the transfer of direct or indirect interests in Hudson or Delano and the owners of Hudson and Delano and other affirmative and negative covenants and events of default customary for multiple asset commercial mortgage-backed securities (CMBS) loans. The Hudson/Delano 2014 Mortgage Loan is nonrecourse to the Company’s subsidiaries that are the borrowers under the loan, except pursuant to certain carveouts detailed therein. In addition, the Company has provided a customary environmental indemnity and nonrecourse carveout guaranty under which it would have liability with respect to the Hudson/Delano 2014 Mortgage Loan if certain events occur with respect to the borrowers, including voluntary bankruptcy filings, collusive involuntary bankruptcy filings, changes to the Hudson capital lease without prior written consent of the lender, violations of the restrictions on transfers, incurrence of additional debt, or encumbrances of the property of the borrowers. The nonrecourse carveout guaranty requires the Company to maintain minimum unencumbered assets (as defined in the nonrecourse careveout guaranty) until the Company’s outstanding convertible notes and the promissory notes held by Messrs. Masi and Sasson are repaid, extended, refinanced or replaced beyond the term of the Hudson/Delano 2014 Mortgage Loan.

The foregoing description of the Hudson/Delano 2014 Mortgage Loan and related matters does not purport to be complete and is qualified in its entirety by reference to the agreements evidencing and securing the Hudson/Delano 2014 Mortgage Loan, which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Repayment of Outstanding Debt

The net proceeds from the Hudson/Delano 2014 Mortgage Loan were applied to (1) repay $180 million of outstanding mortgage debt under the prior mortgage loan secured by Hudson (the “2012 Hudson Mortgage Loan”), (2) repay $37 million of indebtedness under the Company’s $100 million senior secured revolving credit facility secured by Delano South Beach (the “Delano Credit Facility”), (3) provide cash collateral for reimbursement obligations with respect to a $10.0 million letter of credit under the Delano Credit Facility, and (4) fund reserves required under the Hudson/Delano 2014 Mortgage Loan, with the remainder available for general corporate purposes and working capital, which may include the repayment of other indebtedness.

The 2012 Hudson Mortgage Loan facility and the Delano Credit Facility were terminated after repayment of the outstanding debt thereunder.

Certain of the lenders, agents and other parties to the Hudson/Delano 2014 Mortgage Loan, and their affiliates, have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking and other advisory services to the Company and its subsidiaries. Such lenders, agents and other parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries for such services.

Consulting Agreement with Jonathan Langer

On February 9, 2014, the Company entered into a one-year Consulting Agreement with Jonathan Langer, a member of the Company’s Board of Directors (the “Board”). Based upon Mr. Langer’s extensive experience both in the financial sector and hospitality industry, the Company believes that Mr. Langer is uniquely suited to provide financial and strategic advisory services to the Company. Under the terms of the Consulting Agreement, Mr. Langer will provide services to the Company in connection with various strategic and financial opportunities. Pursuant to the Consulting Agreement, in consideration of Mr. Langer’s efforts in connection with the Hudson/Delano 2014 Mortgage Loan, including negotiating with the lenders and overseeing the transaction on the Company’s behalf, Mr. Langer is entitled to a payment of $495,000 (or 0.11% of the aggregate proceeds from the Hudson/Delano 2014 Mortgage Loan). Under the terms of the Consulting Agreement, Mr. Langer may also be compensated for the successful negotiation of a revised hotel management or new franchise agreement with one of the Company’s existing hotels in an amount equal to 2.0% of the projected management, incentive and franchise fees to be earned by the Company during the duration of the management or franchise agreement, plus certain other potential fess not to exceed $250,000. Under the Consulting Agreement, the Company and Mr. Langer may agree in the future to expand the scope of services Mr. Langer is providing to the Company. The foregoing description of the Consulting Agreement does not purport to be a complete description of the terms and conditions therein and is qualified in its entirety by reference to the full text of the agreement that will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

The Consulting Agreement was approved by the Audit Committee of the Board pursuant to the Company’s Related Persons Transaction Policy and Procedures, with Mr. Langer recusing himself from the vote.

As a result of the payments to be made to Mr. Langer under the Consulting Agreement, Mr. Langer will no longer satisfy the independence requirements under the rules of The NASDAQ Stock Market (“Nasdaq”) and the SEC. As such, Mr. Langer has stepped down as a member of the Audit Committee and the Corporate Governance & Nominating Committee. The Board has appointed Andrea Olshan to replace Mr. Langer on the Audit Committee.

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 is incorporated by reference into this Item 1.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

Director Compensation Policy

On January 18, 2014, the Board voted to adjust the compensation policies of the Board. Retroactive to June 14, 2013, the current independent directors of the Company will receive no compensation. Additionally, to the extent compensation is awarded to the independent directors in 2014, it is expected that it will be either entirely or majority equity-based. The changes are intended to align the directors with the company as it continues to execute on a plan to reduce costs and maximize shareholder value.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO.

Date: February 10, 2014	By:	/s/ Richard Szymanski
Richard Szymanski
Chief Financial Officer